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                                                                 EXHIBIT 10.10


                             Mohasco Corporation

                4401 Fair Lakes Court, Fairfax, Viginia  22033
                                (703) 958-8015


       John B. Sganga
   Executive Vice President
    Chief Financial Officer


                                June 16, 1994


Mr. Stephen R. Lake
3074 Plantation Circle
Tupelo, MS  38801

Dear Steve:

         I am pleased to confirm our offer to you for the position of Chief Operating Officer of our Stratford Company, a part of a wholly-owned subsidiary of Mohasco Corporation. In this position you will be responsible for operations, will work with the Chief Executive Officer, and together with him, you will be responsible to and report to the Board of Directors. Our offer assumes and is contingent on the completion of the sale of our Super Saglass Corporation subsidiary to Leggett & Platt, Incorporated. You would start at Stratford Company Promptly upon completion of that sale.

         As we have discussed, the following summarizes our compensation, benefits and perquisites for you in this role:

         (1)   SALARY.   An annual base salary of $250,000.

         (2)   BONUS.    You will participate in the Company's Executive Plan.
As a member of this plan you will have an annual bonus opportunity, based on target performance of preestablished financial goals for the year, of 55% of your salary. For the remainder of 1994 we will guarantee you a bonus payment of no less than $100,000, payable after the 1994 financial results have been audited.

         (3)   LONG TERM EQUITY INCENTIVE.   By the end of 1994 the Board of
Directors will establish an additional equity incentive plan for the Senior executives of Stratford Company which will be designed to provide substantial benefits after the Company reaches an EBIT performance threshold of $10 million per year. This plan is expected to require an aggregate investment by senior executives of approximately $500,000. Upon reaching an annual EBIT level of approximately $20 million your personal return under this plan to you and the other senior executives will be realized upon the sale of Stratford Company, an initial public offering of its common stock or other transaction in which Mohasco Corporation realizes a return on its investment in the Company.

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Mr. Stephen R. Lake
June 16, 1994
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         (4)   EMPLOYEE BENEFITS.  You will be eligible to participate in the normal benefit plans of the Company. A summary of these plans is available to you.

         (5)   EXECUTIVE PERQUISITES.   You will be provided with a Company car
in accordance with our policy and will be eligible for a comprehensive annual physical at Company expense.

         (6)   TERMINATION GUARANTEE.   In consideration of your accpeting this
challenging assignment, the Company will guarantee you a severance payment equal to twelve months of your then current base salary if the Company terminates your employment without cause before your third anniversary date.

         (7)   DUTIES.   You will perform your duties for the Company in the
Tupelo area to the best of your ability and will be expected to devote your full working time, energy and skills to these duties during the course of your employment.

         We are excited at the prospect of your joining the Stratford Company. If this letter accurately summarizes our mutual understanding of the terms of your employment, please sign and date the enclosed second copy of this letter and return it to us.

                                       Very truly yours,

                                       Mohasco Corporation

                                       By /s/ JOHN B. SGANGA
                                          ------------------
                                          John B. Sganga

Agreed:


/s/ STEPHEN R. LAKE
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Stephen R. Lake